EXHIBIT 10.1

           ASSUMPTION REINSURANCE AGREEMENT DATED AS OF
  MARCH 20, 1997 BETWEEN THE TRUST, CONTINENTAL AND THE COMPANY


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                 ASSUMPTION REINSURANCE AGREEMENT



     THIS ASSUMPTION REINSURANCE AGREEMENT (the "Agreement") is made and entered into as of this 2oth day of March, 1997, by and between Delta Agricultural and Industrial Trust, a Mississippi workers' compensation self insured trust (the "Trust"); Stoneville Insurance Company, a Mississippi stock insurance company ("Stoneville"); and Continental Casualty Company, an Illinois stock insurance company ("Continental").

                            ARTICLE 1

                            WITNESSETH

     WHEREAS, the Trust desires to cede to, and Continental desires to assume, all rights and obligations pertaining to workers' compensation insurance issued by the Trust as specified on Exhibit A (the "Policies") and the joint and several liability of each insured of the Trust one to the other arising out of the membership of the insureds in the Trust in accordance with the terms and conditions hereinafter set forth; and

     WHEREAS, subsequent to such cession, the Trust shall be liquidated and Stoneville shall be the Trust's successor in interest and be the assignee of the Trust's rights hereunder; and

     WHEREAS, Stoneville and Continental desire to create a relationship whereby Stoneville may reinsure the obligations
Continental previously assumed from the Trust in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the covenants, provisions and agreements set forth herein, the parties agree as follows:

                            ARTICLE 2

                           DEFINITIONS

     2.1 "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

     2.2  "Claims" means Reported Claims and Unreported Claims.

     2.3  "Continental Expense" means the sum of Two Hundred
          Thousand Dollars ($200,000) which the Trust shall pay the Continental as a part of the Premium.

     2.4 "Covered Obligations" means (i) the Claims and the Liabilities calculated on, or attributable to, the Claims; and (ii) the joint and several liability of each insured of the Trust one to the other arising out of the membership of the insureds in the Trust.
          Covered Obligations shall not include (i) any dividends payable to members of the Trust, (ii) any obligations regarding commission payments related to insurance issued by the Trust; (iii) obligations for premium taxes attributable to insurance issued by the Trust; or
          (iv) any assessments made against the Trust by the Mississippi Workers' Compensation Self-Insurer Guaranty Association.

     2.5  "Effective Date" means 12:01 a.m., Central Standard
          Time, January 1, 1997. This Agreement shall become effective only upon the satisfaction of the conditions precedent as set forth in Article 9 hereof.

     2.6 "Experience Account" means accounting entries which shall be created and maintained by Continental which shall detail the amount of Reserves allocable to each Fund Year.

     2.7 "Fund Year" means an accounting year of the Trust. The months composing each Fund Year of the Trust are attached as Exhibit B.

     2.8 "Liability" shall mean all liability, including but not limited to, Loss Expenses incurred by Continental related to the Covered Obligations, but not including office expenses or salaries or other compensation and expenses of employees of Continental or its Affiliates.


     2.9 "Loss Expenses" shall mean expenditures by or on behalf of Continental in the defense, investigation or settlement of Claims and allocated to an individual Claim or loss including investigation, appraisal, adjustment, negotiation and legal expenses, court costs, costs of award or judgment paid by or on behalf of Continental, statutory penalties, prejudgment interest and interest on any judgment or award, but not including office expenses or salaries or other compensation and expenses of employees of Continental or its Affiliates.

     2.10 "Person" means any individual, corporation, partnership, joint venture, association, or other form of organization, in each case whether or not having a separate legal identity.

     2.11 "Premium" means the Reserves and Continental Expense to be paid to Continental in return for Continental's assumption of the Covered Obligations.

     2.12 "Reported Claims" means the claims made by persons under the Policies, and all rights and obligations and prerogatives associated therewith, including but not limited to reserves, premiums paid or payable, unearned premiums and all Liabilities associated therewith, as set forth on Exhibit C attached hereto and made a part hereof. Exhibit C will be amended from time to time by Continental to reflect the filing of any claims on the Policies issued by the Trust reported subsequent to the date hereof which were categorized as Unreported Claims as of the date hereof.

     2.13 "Reserves" means as of the date hereof the sum of Two Million Two Hundred Thousand Dollars ($2,200,000), less claims amounts which have been paid between the Effective Date and the date the Premium is paid to Continental by the Trust, which sum the Trust will transfer to Continental as a part of the Premium for payment of Covered Obligations. The Reserves shall consist of funds allocated specifically to Reported Claims as well as funds allocated to Unreported Claims.

     2.14 "Stoneville Reinsurance" means the cession by Continental to Stoneville of the Covered Obligations for any Fund Year for the provision of reinsurance by Stoneville to Continental for such Covered Obligations in accordance with a Reinsurance Agreement acceptable to Continental with such acceptability criteria to be based on customary industry practice and with such acceptance by Continental not to be unreasonably withheld.

     2.15 "Unreported Claims" means claims which may have been incurred but not yet reported under workers' compensation insurance Policies issued by the Trust and all rights and obligations and prerogatives associated therewith, including but not limited to reserves, premiums paid or payable, unearned premiums and all liabilities associated therewith.

                            ARTICLE 3

                CESSION AND ASSUMPTION REINSURANCE

     3.1  Cession and Assumption.  As of the Effective Date, the
          Trust shall cede to Continental, and as of such date
          Continental shall assume as direct obligations, 100% of the Covered Obligations.

     3.2 Subrogation. Continental shall accept and assume the Covered Obligations and shall have the benefit of any and all rights of action, defenses, recoupments, setoffs and counterclaims to which the Trust would be entitled with respect to such Covered Obligations, it being expressly understood and agreed by the parties hereto that no such defenses, recoupments, setoffs or counterclaims are waived by the execution of this Agreement or the consummation of the transactions contemplated hereunder and that, on and after the Effective Date, Continental shall be fully subrogated to all such defenses, recoupments, setoffs and counterclaims.

     3.3 Liability. The liability of Continental under this Agreement begins on the Effective Date.

                            ARTICLE 4

                      ASSUMPTION CERTIFICATE

     4.1 Certificate. Within thirty (30) days after the Effective Date, the Trust shall issue and send by first-class mail an Assumption Certificate in the form as set forth on Exhibit D to each of the Trust's insureds as shown on the books and records of the Trust.


                            ARTICLE 5

            USE OF RESERVES AND ADDITIONAL COLLATERAL

     5.1 Additional Collateral. Stoneville shall provide to Continental collateral in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) for payment of the Covered Obligations (the "Additional Collateral"). Stoneville, at its option, may provide the Additional Collateral either through (i) an irrevocable letter of credit with a financial institution acceptable to Continental in a form acceptable to Continental; or (ii) cash or securities placed in a trust account, the terms and Trustee of which are acceptable to Continental and Stoneville.

     5.2 Use. The Reserves and Additional Collateral shall be used by Continental only for payment of Covered
          Obligations.




                            ARTICLE 6

                             PREMIUM

     6.1  Payment.  The Trust shall pay to Continental the
          Premium which shall be the sole payment due from the Trust for Continental's assumption of the Covered
          Obligations.

                            ARTICLE 7

                    CLAIMS AND ADMINISTRATION

     7.1 Third Party Claims Administrator. The parties agree that Sedgwick James of Mississippi, Inc. ("Sedgwick") shall be appointed as third party claims administrator to handle Claims arising out of the Covered Obligations. The Trust shall have Sedgwick perform such administration at no cost to Continental pursuant to that certain Continuation of Service Agreement dated as of May 9, 1996 (the "Service Agreement") between the Trust and Sedgwick which rights to administration at no cost shall be assigned to Continental. The Trust agrees to transfer to Continental all files related to the Covered Obligations and to cooperate with Continental with respect to servicing of the Claims.

     7.2 Claims. Continental will notify Sedgwick and Stoneville promptly after the receipt of any information on a Claim involving the Covered Obligations. Continental will furnish to Sedgwick and Stoneville copies of notifications and claim papers as soon as possible following Continental's receipt of such documents. Continental agrees to allow Stoneville to advise and assist Continental in determination of Claims and the best procedure to follow with respect to a Claim of doubtful validity and decisions on handling such claims shall be made jointly. Payments of Claims shall be made directly to the beneficiary. Stoneville may, but is not required to, participate with Continental to contest, compromise, or litigate a Claim, with such participation to be at Stoneville's expense.

                            ARTICLE 8

                      STONEVILLE REINSURANCE

     8.1 Reinsurance. Stoneville shall have the right to cause Continental to cede to Stoneville all or a portion of the Covered Obligations for any Fund Year for the purpose of providing reinsurance to Continental pursuant to Stoneville Reinsurance. No consideration shall be paid or due to or from either Stoneville or Continental for Stoneville Reinsurance.

     8.2 Notice of Reinsurance. Stoneville may exercise Stoneville Reinsurance on January 1 or July 1 of any year beginning with July 1, 1997, by providing sixty
          (60) days' written notice to Continental prior to such exercise date. Such notice shall contain the amount of reinsurance Stoneville desires to provide and the portions of the Covered Obligations it desires to reinsure. Prior to the effective date of any Stoneville Reinsurance, Continental and Stoneville shall enter into a Reinsurance Agreement in a form acceptable to Continental with such acceptability criteria to be based on customary industry practice and with such acceptance by Continental not to be unreasonably withheld.

     8.3  Effect of Stoneville Reinsurance on Reserves.

     (1) Upon Stoneville Reinsurance: (i) Continental shall transfer to Stoneville the amounts of Reserves entered in the Experience Account which are allocable to the Covered Obligations for the Fund Year which Stoneville desires to reinsure; and (ii) the Additional Collateral shall be reduced by a percent equal to the quotient of the following formula: reduction of Reserves in Experience Accounts attributable to Stoneville Reinsurance divided by amount of Reserves in all Experience Accounts for all Fund Years immediately prior to Stoneville Reinsurance.

     (2) Upon Stoneville Reinsurance, Stoneville agrees to place the amounts of Reserves in the Experience Account for the Fund Year incident to such Stoneville Reinsurance received from Continental in a trust account with a financial institution acceptable to Continental and Stoneville with the terms and conditions of such trust to comply with the law of Continental's state of domicile such that Continental shall receive financial statement credit for such reinsurance.

                            ARTICLE 9

                       STONEVILLE RECAPTURE

     9.1  Stoneville Recapture.

     (1) Stoneville shall have the right to cause Continental to cede to Stoneville the (i) Reserves allocable to Reported Claims which have been settled for less than the amount of Reserves allocated to such Reported Claims ("Reported Claim Recapture"); and (ii) Reserves which are allocated for Unreported Claims and other contingencies which, in the opinion of Wexford Actuarial & Consulting Services or such other consulting actuarial firm mutually agreed to by Stoneville and Continental (the "Actuary"), are not actuarially needed ("IBNR Recapture"). The Reported Claim Recapture and IBNR Recapture shall be collectively referred to as "Stoneville Recapture." Actuarial expenses incurred in connection with IBNR Recapture with respect to this Section 8.1(a) shall be paid by Stoneville. No consideration shall be paid or due to or from either Stoneville or Continental for Stoneville Recapture.

     (2) In the event Continental disagrees with the actuarial review of IBNR Recapture as set forth in Section 8.1(a), Continental, at its sole expense, may also appoint an actuary or appraiser to investigate, determine and capitalize Reserves allocated to Unreported Claims. If both parties then agree, Continental shall release to Stoneville the amount of Reserves not actuarially needed.

     (3) If the parties, subsequent to the procedures in Sections 8.1(a) and 8.1(b) above, fail to agree on the amount of Reserves not actuarially needed regarding IBNR Recapture, the parties agree to settle any difference using a panel of three actuaries, one to be chosen by each party and the third by the two so chosen. If either party refused or neglects to appoint an actuary within thirty days, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of a third actuary within thirty days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All the actuaries shall be regularly engaged in the valuation of insurance or reinsurance claims and shall be Fellows of the Casualty Actuarial Society or of the American Academy of Actuaries. All of the actuaries shall be disinterested, not under the control of either party to this Agreement, nor have any conflict of interest. Each party shall submit its case to its actuary within thirty days of the appointment of the third actuary. The decision in writing of any two actuaries, when filed with the parties hereto, shall be final and binding on both parties. The expense of the actuaries shall be equally divided between the two parties.

     9.2 Notice of Recapture. Stoneville may exercise Stoneville Recapture on January 1 or July 1 of any year beginning with July 1, 1997 by providing sixty (60) days' written notice to Continental prior to such exercise date. In the event of a Reported Claim Recapture, such notice shall identify the Reported Claims subject to the Stoneville Recapture and the amount of Reserves allocable thereto to be recaptured. In the event of an IBNR Recapture, the notice shall state the amount of Reserves to be recaptured and include a copy of the Actuary's report analyzing such IBNR Recapture.

     9.3  Effect of Stoneville Recapture on Reserves.  Upon
          Stoneville Recapture (i) the Reserves shall be lessened by the amount of Stoneville Recapture; and (ii) the Additional Collateral shall be reduced by a percent equal to the quotient of the following formula:
          reduction in Reserves attributable to Stoneville
          Recapture divided by amount of all Reserves immediately prior to Stoneville Recapture.

                            ARTICLE 10

                       CONDITIONS PRECEDENT

     10.1 Conditions. This Agreement shall become effective upon satisfaction of the following conditions: (i) the rights to no cost administration of the Claims arising out of the Covered Obligations under the Service Agreement have been assigned to Continental; and (ii) payment to Continental of the Premium and the funding of the Additional Collateral.

                            ARTICLE 11

                               TERM

     11.1 Term. Subject to the satisfaction of the conditions precedent as set forth in Article 9 hereof, this
          Agreement shall commence as of the Effective Date.   In
          the event that the conditions precedent set forth in
          Article 9 have not been satisfied or waived by all parties prior to December 31, 1997, this Agreement shall terminate with no further obligation of any party to the other.

                            ARTICLE 12

                  REPRESENTATIONS AND WARRANTIES

     12.1 Continental Representations.

     (1) Continental warrants that it is a corporation duly organized as a capital stock insurance company, validly existing and in good standing under the laws of the State of Illinois with the power and authority to conduct the business in which it is engaged, and has complete and unrestricted power to enter into and consummate this Agreement. Continental has full power and authority to enter into this Agreement and carry out the transactions contemplated hereby and all necessary corporate action has been taken by Continental to authorize the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

     (2) Continental has all licenses, permits and registrations necessary under the laws of State of Mississippi to perform the transactions contemplated herein and is and shall remain in compliance with all federal and state laws, regulations, and policies pertaining to the provision of reinsurance and there are no outstanding, pending or threatened orders, writs, injunctions, or decrees of any court, governmental agency, or other tribunal affecting the ability of Continental to enter into this Agreement or provide the services described herein or relating to the solvency of Continental.

     12.2 Trust Representations.

     (1) The Trust warrants that it is a duly organized Mississippi workers' compensation self insurance trust, validly existing and in good standing under the laws of the State of Mississippi with the power and authority to conduct the business in which it is engaged, and has complete and unrestricted power to enter into and consummate this Agreement. The Trust has full power and authority to enter into this Agreement and carry out the transactions contemplated hereby and all necessary trust action has been taken by the Trust to authorize the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

     (2) The Trust has all licenses, permits and registrations necessary under the laws of State of Mississippi to perform the transactions contemplated herein and there are no outstanding, pending or threatened orders, writs, injunctions, or decrees of any court, governmental agency, or other tribunal affecting the ability of the Trust to enter into this Agreement or provide the services described herein or relating to the solvency of the Trust. The fair market value of the Trust's assets exceeds the Trust's liabilities, and the Trust is currently paying its debts when due. The Trust is not a party to any insolvency or bankruptcy proceeding, nor is currently making an arrangement for the benefit of creditors.

     12.3 Stoneville Representations.

     (1) Stoneville warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi with the power and authority to conduct the business in which it is engaged, and has complete and unrestricted power to enter into this Agreement. All necessary corporate action has been taken by Stoneville to authorize the execution and delivery of this Agreement.

     (2) There are no outstanding, pending or threatened orders, writs, injunctions, or decrees of any court, governmental agency, or other tribunal affecting the ability of Stoneville to enter into this Agreement. Prior to Stoneville Reinsurance, Stoneville shall be licensed as an insurance company qualified to write workers' compensation insurance in the State of Mississippi.

     12.4 Information. To the best of their respective knowledge, the Trust and Stoneville warrant that all information provided by the Trust and Stoneville to Continental in connection with this Agreement, including financial and actuarial statements, is accurate and complete.

                            ARTICLE 13

                          MISCELLANEOUS

     13.1 Notices. Any notices required or permitted to be given hereunder shall be deemed to be given if delivered by hand or if mailed by certified mail, postage prepaid, return receipt requested or by postal or a commercial express document delivery service which issues an individual delivery or receipt, or by facsimile with reasonable evidence of receipt, to the following addresses:

If to Continental:  Continental Casualty Company
                    180 Maiden Lane
                    New York, New York 10038
                    Attn: Scott Keller
                    Facsimile: (212) 440-3476

                    with copy to:

                    Continental Casualty Company
                    CNA Plaza
                    Chicago, Illinois 60685
                    Attn: Dennis Norton, Esq.
                    Facsimile: (312) 822-1186

     If to Trust:   Delta Agricultural and
                     Industrial Trust
                    633 North State Street,
                     Suite 200
                    Jackson, Mississippi 39202
                    Attn: Harry Vickery
                    Facsimile: (601) 355-7822

If to Stoneville:   Stoneville Insurance Company
                    633 North State Street,
                     Suite 200
                    Jackson, Mississippi 39202
                    Attn: Harry Vickery
                    Facsimile: (601) 355-7822

     13.2 Expenses. All expenses of the preparation of this Agreement shall be borne by the respective parties incurring such expense.

     13.3 Entire Agreement. This Agreement and the Exhibits delivered pursuant hereto, constitute the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties.

     13.4 Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Mississippi.

     13.5 Section Headings. The section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement.

     13.6 Waiver. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

     13.7 Amendments. This Agreement may be amended, but only in writing, signed by the parties hereto.

     13.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall compromise one and the same instrument.

     13.9 Attorneys' Fees. If legal action is commenced to enforce this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

     13.10 Successor and Assigns. Continental shall not assign its rights hereunder or transfer or otherwise reinsure the Covered Obligations to or with other persons without the express written consent of Stoneville. Continental hereby acknowledges and agrees that it is aware of the Trust's intent to liquidate, and that upon such liquidation, Continental understands and agrees that the Trust's rights hereunder shall automatically be assigned to Stoneville with no further action by any party required, and Stoneville hereby accepts such assignment.

     13.11 Arbitration. In the event of any dispute hereunder, such dispute shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Upon the occurrence of a dispute, the parties shall choose a panel of three arbitrators in the following manner: one of the arbitrators shall be appointed by Stoneville, the second by Continental and the third is to be selected by those two arbitrators before the beginning of the arbitration. Should one of the parties decline to appoint an arbitrator for a period of thirty (30) days after being requested to do so by the other party, or should the two arbitrators be unable to agree upon the choice of a third, within thirty (30) days after their appointment, the appointment shall be made by the American Arbitration Association. The arbitrators shall decide by a majority of votes and the award of such arbitrators shall be final and may be entered in any court of competent jurisdiction. All costs and expenses of such arbitration, including legal expenses, shall be paid solely by the party against whom the award is directed, or as directed by the arbitrators. The arbitration proceedings shall convene and be held in the City of Jackson, Mississippi, or such other city mutually agreed upon by the parties. All such arbitrators shall be distinterested, not under the control of any party to this Agreement, and shall not have any conflict of interest.

     The parties have duly executed this Agreement as of the day and year first above written.


CONTINENTAL:        TRUST:

CONTINENTAL CASUALTY COMPANY  DELTA AGRICULTURAL AND INDUSTRIAL
                              TRUST


By: /s/ Scott Keller               By: /s/ Harry E. Vickery
Name/Title: Vice President         Name/Title:Administrator


                                   STONEVILLE:
                         STONEVILLE INSURANCE COMPANY


                    By:/s/ Harry E. Vickery
                    Name/Title:/s/ President

                            EXHIBIT A
                         LIST OF POLICIES

[Exhibit not included]

                            EXHIBIT B
                        LIST OF FUND YEARS


               8/1/91 - 7/31/92
               8/1/92 - 7/31/93
               8/1/93 - 12/31/94
               1/1/95 - 12/31/95
               1/1/96 - 12/31/96

                            EXHIBIT C
                     LIST OF REPORTED CLAIMS

[Exhibit not included]

                            EXHIBIT D
                      ASSUMPTION CERTIFICATE
     [Letterhead of Delta Agricultural and Industrial Trust]

                                        , 1997

Policy No.:

Dear Insured:

     Continental Casualty Company ("Continental"), pursuant to that certain Assumption Reinsurance Agreement between Continental, Delta Agricultural and Industrial Trust (the "Trust") and Stoneville Insurance Company dated as of March 20, 1997, has assumed as of 12:01 a.m., Central Standard Time, January 1, 1997, the contractual liability of the Trust under the worker's compensation insurance policy showing you as insured and the joint and several liability of each insured of the Trust one to the other arising out of the membership of the insureds in the Trust.

     Continental is a member of the CNA Insurance Group. The CNA Insurance Group has a rating by the A.M. Best Company of "A" (Excellent). Continental will have direct responsibility to you for the payment of all claims and policy obligations under the workers' compensation insurance coverage previously provided to you by the Trust.

     To confirm Continental's (i) assumption of the contractual liability of the Trust for insurance obligations; and (ii) assumption of and relief from the joint and several liability of the insureds as set forth above, please sign below and return this letter to the Trust in the enclosed prepaid, pre-addressed envelope.

     If you have any questions, please contact the undersigned at
(601) 352-7817.

                                      DELTA AGRICULTURAL AND
                                      INDUSTRIAL TRUST



                                      Harry E. Vickery, Administrator

TO CONFIRM         ASSUMPTION BY CONTINENTAL,
                 THE INSURED SHOULD SIGN BELOW:

ACCEPTED AND AGREED:


Name of Insured


Authorized Signature

Date: